Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Dick’s Sporting Goods (the “Company”) and Lee Belitsky (“Consultant”), effective as of May 1, 2022 (the “Effective Date”).

1.Consulting Services. Consultant agrees, for the period beginning on the Effective Date until May 1, 2024 or otherwise terminated pursuant to Section 5 hereof (the “Consulting Period”), to perform consulting services as an employee of the Company for the Company and its subsidiaries, including continuing his service as the Company’s designee to the Board of Managers of BS Holdings GP LLC (an entity affiliated with the buyer of the Company’s former wholly-owned subsidiary, Blue Sombrero, LLC) (the “Consulting Services”), if and as requested and previously authorized by the Company’s Executive Chair, President & Chief Executive Officer, Chief Financial Officer or General Counsel. The Consulting Services shall be of an advisory nature, and the Company shall not have any obligation to follow such advice.
2.Compensation. As consideration for the Consulting Services, the Company shall pay Consultant the following benefits:
(a) Benefits. During the Consulting Period, Consultant shall continue to be entitled to participate in health benefits that are provided by the Company, in accordance with the documents governing those benefits.
(b) Equity Awards. With respect to Consultant’s unvested outstanding equity set forth on Appendix A, the Consulting Period shall constitute “Continuous Service” (as defined under the Company’s 2012 Stock and Incentive Plan, as amended).
(c) Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable expenses incurred in connection with service as the Company’s designee to the Board of Managers of BS Holdings GP LLC, to the extent the Consultant is not reimbursed by BS Holdings GP LLC or an affiliate.
(d) Fees for Services. The Consultant may perform services for the Company from time to time for fees commensurate with his base salary..
3.Cooperation. After the conclusion of the Consulting Period, Consultant agrees to cooperate fully with the Company and its counsel, accountants and investigators in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint, or other action which has been or may be filed relating to the period Consultant was engaged in consulting with the Company, on reasonable terms and with reasonable notice as shall be agreed by the parties.
4.Remedies for Breach. In the event that Consultant willfully and materially breaches Consultant’s obligations under this Agreement, in addition to whatever other rights the Company may have, Consultant shall forfeit his right to receive any further payments or benefits under this Agreement.

5.Termination. This Agreement shall commence as of the Effective Date and shall remain in force through May 1, 2024. The Consultant may terminate the Agreement with or without cause upon 30 days’ written notice to the Company. The Company may terminate this Agreement due to Consultant’s misconduct, unsatisfactory performance, material breach of this Agreement, material breach of Consultant’s Non-Compete, Assignment of Inventions, and Confidentiality Agreement, and/or material violation of Company policy. The Company may remove the Consultant as the Company’s designee to the Board of Managers of BS Holdings GP LLC without otherwise terminating this Agreement.
6.Non-Waiver of Breach. Either party may waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver be in writing, signed by the waiving party and specifically designate the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.
7.Non-Assignment. Neither party may assign its obligations hereunder without the prior written consent of the other party.
8.Miscellaneous Provisions.
(a) Provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.
(b)    Consultant acknowledges and agrees that Consultant has read this Agreement carefully, understands all of its terms and agrees to those terms voluntarily.
(c) This Agreement represents the sole and entire agreement between the parties and, except with respect to the non-compete, assignment of inventions, and confidentiality agreement between the Company and Consultant entered into contemporaneously with this Agreement, supersedes all prior agreements, negotiations and discussions between Consultant and the Company with respect to the subject matters contained herein.
(d) The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission, which includes a copy of the sending party’s signature(s), is as effective as signing and delivering the counterpart in person.
(e) This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Delaware. The language in this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
(f) The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement, or breach thereof, shall be submitted to final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitration shall take place in the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

CONSULTANT	THE COMPANY

Dick’s Sporting Goods, Inc.

/s/ Lee Belitsky	By: /s/ Julie Lodge-Jarrett
Lee Belitsky	Name: Julie Lodge-Jarrett
Title: SVP – Chief Purpose & People Office

Date: March 21, 2022	Date: March 21, 2022

[signature page to consulting agreement]

APPENDIX A

LIST OF OUTSTANDING EQUITY AWARDS

Type	Grant Number	Grant Date	Exercise Price	Total Vested as of 5/2/22	Total Unvested as of 5/2/22	Vest Date 1	Shares Vesting 1	Vest Date 2	Shares Vesting 2
Stock Options*	SD030373	09/24/2021*	$ 28.31	30,578	-
Stock Options*	SD040571	09/24/2021*	$ 32.77	19,140	6,380	04/03/2023	6,380
Stock Options*	SD044054	09/24/2021*	$ 11.31	66,944	66,945	03/22/2023	33,472	03/22/2024	33,473
Performance Share Award	047725	04/03/2021		$-	6,813	04/03/2024	6,813
Restricted Stock Award	044031	03/22/2020		$-	62,463	03/22/2023	62,463
Restricted Stock Award	047635	04/03/2021		$-	7,948	04/03/2024	7,948
* Option grant dates shown above all reflect 9/24/2021 as a part of the 2021 Special Dividend process. Original grant dates were 4/3/18 (Grant #030373), 4/3/19 (Grant #040571), and 3/22/20 (Grant #044054).

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